Exhibit 99.1

MMA Capital Management Announces Buyout of a Partner in its Solar Ventures

BALTIMORE, June 4, 2018  / PRNewswire -- MMA Capital Management, LLC (NASDAQ: MMAC) (“MMA Capital”), through its wholly-owned subsidiary MMA Energy Capital, LLC (“MEC” or collectively the “Company”), today reported the buyout of Renewable Developer Holdings LLC (“RDH”), one of the partners in the Company’s solar ventures, for a purchase price of approximately $5.1 million.  As a result of the buyout of RDH, the Company is now the sole owner of Renewable Energy Lending, LLC (“REL”).  The Company and affiliates of Fundamental Advisors LP, a third party alternative asset manager, are co-investors in three other solar joint ventures which will continue to make and hold solar loans.  The Company’s investment in its renewable energy lending portfolio, which was $86.1 million at March 31, 2018, increased by $5.1 million as a result of the transaction.  Additional details about the transaction are available in the Company’s Current Report that was filed on Form 8-K with the Securities and Exchange Commission on June 4, 2018.

Michael Falcone, MMA Capital’s Chief Executive Officer stated, “As we previously noted, the Hunt transaction, which closed in January, simplified the Company’s investment holdings and financial statements.  We continue to believe that this should enable the Company to grow its equity over time.  The buyout of RDH is an important extension of the Hunt transaction as it enables the Company to increase the amount of equity that it can deploy in the renewable energy lending space through the termination of what was essentially a cap on the amount of equity that the Company could invest in REL.  In addition, we believe that consolidating REL’s decision control with Hunt Investment Management will enable the Company to enhance its returns on equity invested in REL.   We continue to believe that the opportunities within the renewable energy lending space are compelling and are confident that this transaction will enable us to enhance shareholder value over time.”

About MMAC

MMAC primarily invests in debt associated with affordable housing and renewable energy. MMAC is externally managed and advised by Hunt Investment Management, LLC, an affiliate of Hunt Companies, Inc. For additional information about MMA Capital Management, LLC (NASDAQ: MMAC), please visit MMAC’s website at www.mmacapitalmanagement.com.  For additional information about Hunt Investment Management, LLC, please see its Form ADV and brochure (Part 2A of Form ADV) available at https://www.advisorinfo.sec.gov.

MMA CAPITAL MANAGEMENT: INTEGRITY. INNOVATION. SERVICE.

www.mmacapitalmanagement.com

CONTACT: Brooks Martin, Investor Relations, (855) 650-6932